Exhibit 99.1
NEWS RELEASE
ASSOCIATED MATERIALS INCORPORATED AND AMH HOLDINGS, INC.
REPORT SECOND QUARTER RESULTS
CUYAHOGA FALLS, Ohio, August 10 — Associated Materials Incorporated (“AMI” or the “Company”) today announced results for the quarter and six months ended June 30, 2007. Financial highlights are as follows:
•	Net sales for the quarter ended June 30, 2007 were $338.0 million, a 3.0% decrease from net sales of $348.3 million for the same period in 2006. For the six months ended June 30, 2007, net sales were $556.1 million, or 8.5% lower than net sales of $607.6 million for the same period in 2006.

•	Net income for the second quarter of 2007 was $17.0 million compared to net income of $16.3 million for the same period in 2006. For the six months ended June 30, 2007, net income was $12.4 million compared to net income of $16.4 million for the same period in 2006.

•	Reported record quarterly adjusted EBITDA of $44.6 million for the second quarter of 2007 compared to adjusted EBITDA of $40.3 million for the same period in 2006. For the six months ended June 30, 2007, adjusted EBITDA was $49.4 million compared to adjusted EBITDA of $56.0 million for the same period in 2006. A reconciliation of net income to adjusted EBITDA is included below.
Tom Chieffe, President and Chief Executive Officer, commented, “Despite the difficult macroeconomic conditions currently faced by the building products industry, our second quarter marked the highest quarterly adjusted EBITDA in Company history. We were able to increase our quarterly adjusted EBITDA through this market downturn in part due to the various cost reduction initiatives we have implemented across the entire business as well as by continuing to actively manage the relationship between selling prices and commodity costs.”
Results of Operations
Net sales decreased 3.0%, or $10.4 million, during the second quarter of 2007 compared to the same period in 2006 primarily due to lower sales volumes in the Company’s vinyl siding operations. During the second quarter of 2007 compared to the same period in 2006, vinyl window unit volumes increased by 2%, while vinyl siding unit volumes decreased by 12%. Gross profit in the second quarter of 2007 was $91.1 million, or 26.9% of net sales, compared to gross profit of $87.2 million, or 25.0% of net sales, for the same period in 2006. The increase in gross profit as a percentage of net sales was primarily a result of the net favorable impact of selling prices versus commodity costs as well as the benefit from cost reduction initiatives and procurement savings. Selling, general and administrative expense increased to $53.2 million, or 15.8% of net sales, for the second quarter of 2007 versus $52.5 million, or 15.1% of net sales, for the same period in 2006. Selling, general and administrative expense for the quarter ended June 30, 2007 includes $1.2 million of transaction costs relating to an unsuccessful bid for an acquisition target. Excluding these costs, selling, general and administrative expense for the second quarter of 2007 decreased $0.4 million compared to the same period in 2006. The decrease in selling, general and administrative expense was due primarily to headcount reductions implemented in the prior year, offset partially by increased consulting expenses associated with the Company’s cost reduction initiatives in its manufacturing operations. Income from operations was $37.8 million for the second quarter of 2007 compared to $34.9 million for the same period in 2006.
Net sales decreased by 8.5%, or $51.5 million, for the six months ended June 30, 2007 compared to the same period in 2006 primarily due to lower sales volumes across all product categories, predominately in the Company’s vinyl siding operations. Unit volumes in the Company’s vinyl siding and window operations decreased from the same period in 2006 by 18% and 3%, respectively. Gross profit for the six months ended June 30, 2007 was $138.8 million, or 25.0% of net sales, compared to gross profit of $146.3 million, or 24.1% of net sales, for the same period in 2006. The increase in gross profit as a percentage of net sales was primarily a result of the net favorable impact of selling prices versus commodity costs as well as the benefit from cost reduction initiatives and procurement savings. Selling, general and administrative expense decreased to $102.3 million, or 18.4% of net sales, for the six months ended June 30, 2007 versus $103.5 million, or 17.0% of net sales, for the same period in 2006. Selling, general and administrative expense for the six months ended June 30, 2007 includes $0.7 million of separation costs related to the resignation of the Company’s former Chief Operating Officer and $1.2 million of transaction costs relating to an unsuccessful bid for an acquisition target, while selling, general and administrative expense for the six months ended July 1, 2006 includes $2.1 million of separation costs related to the resignation of the Company’s former Chief Executive Officer. Excluding these costs, selling, general and administrative expense for the six months ended June 30, 2007 decreased $0.9 million compared to the same period in 2006. The decrease in selling, general and administrative expense was due primarily to headcount reductions implemented in the prior year along with decreases in EBITDA-based incentive compensation programs, partially offset by increased consulting expenses associated with the Company’s cost reduction initiatives in its manufacturing operations. Income from operations was $36.4 million for the six months ended June 30, 2007 compared to $43.0 million for the same period in 2006.
The attached consolidating financial information for the quarters and six months ended June 30, 2007 and July 1, 2006 includes AMI and its indirect parent company, AMH Holdings, Inc. (“AMH”), which conducts all of its operating activities through AMI. Including AMH’s interest expense, which primarily consists of the accretion on AMH’s 11 1/4% senior discount notes, AMH’s consolidated net income was $7.0 million and $9.4 million for the second quarters of 2007 and 2006, respectively. For the six months ended June 30, 2007, AMH’s consolidated net income was $0.7 million compared to net income of $5.1 million for the same period in 2006.
In connection with the December 2004 recapitalization transaction, AMH’s parent AMH Holdings II, Inc. (“AMH II”) was formed, and AMH II subsequently issued $75 million of senior notes in December 2004. The AMH II senior notes, which had accreted to $82.1 million by June 30, 2007, are not guaranteed by either AMI or AMH. The senior notes accrue interest at 13 5/8%, of which 10% is paid currently in cash and 3 5/8% accrues to the value of the senior notes. As AMH II is a holding company with no operations, it must receive distributions, payments or loans from its subsidiaries to satisfy its obligations on its debt. Total AMH II long-term debt, including that of its consolidated subsidiaries, was $734.9 million as of June 30, 2007.
Earnings Conference Call
Management will host its second quarter earnings conference call on Friday, August 10th at 11 a.m. Eastern Time. The toll free dial-in number for the call is (866) 418-3599 and the conference call identification number is 18455898. A replay of the call will be available through August 17th by dialing (877) 213-9653 and entering the above conference call identification number. The conference call and replay will also be available via webcast, which along with this news release can be accessed via the Company’s web site at http://www.associatedmaterials.com.
Company Description
Associated Materials Incorporated is a leading manufacturer of exterior residential building products, which are distributed through company-owned distribution centers and independent distributors across North America. AMI produces a broad range of vinyl windows, vinyl siding, aluminum trim coil, aluminum and steel siding and accessories, as well as vinyl fencing and railing. AMI is a privately held, wholly-owned subsidiary of Associated Materials Holdings Inc., which is a wholly-owned subsidiary of AMH, which is a wholly-owned subsidiary of AMH II, which is controlled by affiliates of Investcorp S.A. and Harvest Partners, Inc. For more information, please visit the company’s website at http://www.associatedmaterials.com.
Founded in 1982, Investcorp is a global investment group with offices in New York, London and Bahrain. The firm has four lines of business: corporate investment, real estate investment, asset management and technology investment. It has completed transactions with a total acquisition value of more than $28 billion. For more information on Investcorp please visit its website at http://www.investcorp.com.
Harvest Partners is a private equity investment firm with a long track record of building value in businesses and generating attractive returns on investment. Founded in 1981, Harvest Partners has approximately $1 billion of invested capital under management. For more information on Harvest Partners please visit its website at http://www.harvpart.com.

Forward-Looking Statements
This press release contains certain forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) relating to AMI and AMH that are based on the beliefs of AMI’s and AMH’s management. When used in this press release, the words “may,” “will,” “should,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “predict,” “potential” or “continue” or similar expressions identify forward-looking statements. These statements are subject to certain risks and uncertainties. Such statements reflect the current views of AMI’s and AMH’s management. The following factors, and others which are discussed in AMI’s and AMH’s filings with the Securities and Exchange Commission, are among those that may cause actual results to differ materially from the forward-looking statements: changes in the home building industry, general economic conditions, interest rates, foreign currency exchange rates, changes in the availability of consumer credit, employment trends, levels of consumer confidence, consumer preferences, changes in raw material costs and availability, market acceptance of price increases, changes in national and regional trends in new housing starts, changes in weather conditions, the Company’s ability to comply with certain financial covenants in loan documents governing its indebtedness, increases in levels of competition within its market, availability of alternative building products, increases in its level of indebtedness, increases in costs of environmental compliance, increase in capital expenditure requirements, potential conflict between Alside and Gentek distribution channels and shifts in market demand. Should one or more of these risks or uncertainties materialize, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described herein as expected, intended, estimated, anticipated, believed or predicted. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For further information, contact:
D. Keith LaVanway	Cyndi Sobe
Chief Financial Officer	Vice President, Finance
(330) 922-2004	(330) 922-7743

ASSOCIATED MATERIALS INCORPORATED
AMH HOLDINGS, INC.
Condensed Consolidating Statement of Operations
(Unaudited)
Quarter Ended June 30, 2007
(in thousands)

				AMH
	AMI	AMH	Eliminations	Consolidated
	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended
	June 30,	June 30,	June 30,	June 30,
	2007	2007	2007	2007
Net sales	$337,951	$—	$—	$337,951

Gross profit	91,066	—	—	91,066

Selling, general and administrative expense	53,244	—	—	53,244

Income from operations	37,822	—	—	37,822

Interest expense, net	7,316	10,341	—	17,657
Foreign currency gains	(94)	—	—	(94)

Income (loss) before income taxes	30,600	(10,341)	—	20,259
Income taxes (benefit)	13,581	(287)	—	13,294

Income (loss) before equity income from subsidiaries	17,019	(10,054)	—	6,965
Equity income from subsidiaries	—	17,019	(17,019)	—

Net income	$17,019	$6,965	$(17,019)	$6,965

Other Data:
EBITDA (a)	$43,382
Adjusted EBITDA (a)	44,581

ASSOCIATED MATERIALS INCORPORATED
AMH HOLDINGS, INC.
Condensed Consolidating Statement of Operations
(Unaudited)
Quarter Ended July 1, 2006
(in thousands)

				AMH
	AMI	AMH	Eliminations	Consolidated
	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended
	July 1,	July 1,	July 1,	July 1,
	2006	2006	2006	2006
Net sales	$348,329	$—	$—	$348,329

Gross profit	87,241	—	—	87,241

Selling, general and administrative expense	52,453	—	—	52,453

Facility closure costs, net	(92)	—	—	(92)

Income from operations	34,880	—	—	34,880

Interest expense, net	7,997	9,296	—	17,293
Foreign currency gains	(1,123)	—	—	(1,123)

Income (loss) before income taxes	28,006	(9,296)	—	18,710
Income taxes (benefit)	11,732	(2,414)	—	9,318

Income (loss) before equity income from subsidiaries	16,274	(6,882)	—	9,392
Equity income from subsidiaries	—	16,274	(16,274)	—

Net income	$16,274	$9,392	$(16,274)	$9,392

Other Data:
EBITDA (a)	$41,379
Adjusted EBITDA (a)	40,316

ASSOCIATED MATERIALS INCORPORATED
AMH HOLDINGS, INC.
Condensed Consolidating Statement of Operations
(Unaudited)
Six Months Ended June 30, 2007
(in thousands)

				AMH
	AMI	AMH	Eliminations	Consolidated
	Six Months	Six Months	Six Months	Six Months
	Ended	Ended	Ended	Ended
	June 30,	June 30,	June 30,	June 30,
	2007	2007	2007	2007
Net sales	$556,115	$—	$—	$556,115

Gross profit	138,782	—	—	138,782

Selling, general and administrative expense	102,344	—	—	102,344

Income from operations	36,438	—	—	36,438

Interest expense, net	14,309	20,324	—	34,633
Foreign currency gains	(100)	—	—	(100)

Income (loss) before income taxes	22,229	(20,324)	—	1,905
Income taxes (benefit)	9,848	(8,649)	—	1,199

Income (loss) before equity income from subsidiaries	12,381	(11,675)	—	706
Equity income from subsidiaries	—	12,381	(12,381)	—

Net income	$12,381	$706	$(12,381)	$706

Other Data:
EBITDA (a)	$47,430
Adjusted EBITDA (a)	49,447

ASSOCIATED MATERIALS INCORPORATED
AMH HOLDINGS, INC.
Condensed Consolidating Statement of Operations
(Unaudited)
Six Months Ended July 1, 2006
(in thousands)

				AMH
	AMI	AMH	Eliminations	Consolidated
	Six Months	Six Months	Six Months	Six Months
	Ended	Ended	Ended	Ended
	July 1,	July 1,	July 1,	July 1,
	2006	2006	2006	2006
Net sales	$607,609	$—	$—	$607,609

Gross profit	146,345	—	—	146,345

Selling, general and administrative expense	103,467	—	—	103,467

Facility closure costs, net	(92)	—	—	(92)

Income from operations	42,970	—	—	42,970

Interest expense, net	15,723	18,271	—	33,994
Foreign currency gains	(964)	—	—	(964)

Income (loss) before income taxes	28,211	(18,271)	—	9,940
Income taxes (benefit)	11,821	(7,029)	—	4,792

Income (loss) before equity income from subsidiaries	16,390	(11,242)	—	5,148
Equity income from subsidiaries	—	16,390	(16,390)	—

Net income	$16,390	$5,148	$(16,390)	$5,148

Other Data:
EBITDA (a)	$54,690
Adjusted EBITDA (a)	55,996

Net Sales by Principal Product Offering (Unaudited) (in thousands)

	Quarter	Quarter	Six Months	Six Months
	Ended	Ended	Ended	Ended
	June 30,	July 1,	June 30,	July 1,
	2007	2006	2007	2006
Vinyl windows	$116,228	$112,433	$190,717	$193,590
Vinyl siding products	82,331	94,533	135,416	166,748
Metal products	60,936	62,450	102,046	109,932
Third party manufactured products	57,385	54,231	91,562	91,886
Other products and services	21,071	24,682	36,374	45,453

	$337,951	$348,329	$556,115	$607,609

Selected Balance Sheet Data (in thousands)

	(Unaudited)
	June 30, 2007
			AMH
	AMI	AMH	Consolidated
Cash	$13,506	$—	$13,506
Accounts receivable, net	174,366	—	174,366
Inventories	149,431	—	149,431
Accounts payable	104,940	—	104,940
Accrued liabilities	60,750	—	60,750
Total debt	280,972	371,765	652,737

	December 30, 2006
			AMH
	AMI	AMH	Consolidated
Cash	$15,015	$—	$15,015
Accounts receivable, net	135,539	—	135,539
Inventories	134,319	—	134,319
Accounts payable	78,492	—	78,492
Accrued liabilities	64,764	—	64,764
Total debt	271,000	351,967	622,967
Selected Cash Flow Data for AMI (Unaudited) (in thousands)

	Six Months	Six Months
	Ended	Ended
	June 30,	July 1,
	2007	2006

Net cash used by operating activities	$(2,245)	$(6,920)
Capital expenditures	4,850	6,874
Dividend paid to fund semi-annual interest payment on AMH II’s 13 5/8% senior notes	3,973	3,833
Borrowings under AMI’s revolving loan	9,972	16,750
Cash paid for interest	12,518	14,092
Cash paid for income taxes	8,939	6,119

(a)	EBITDA is calculated as net income plus interest, taxes, depreciation and amortization. Adjusted EBITDA excludes certain items. The Company considers adjusted EBITDA to be an important indicator of its operational strength and performance of its business. The Company has included adjusted EBITDA because it is a key financial measure used by management to (i) assess the Company’s ability to service its debt and / or incur debt and meet the Company’s capital expenditure requirements; (ii) internally measure the Company’s operating performance; and (iii) determine the Company’s incentive compensation programs. In addition, AMI’s credit facility has certain covenants that use ratios utilizing this measure of adjusted EBITDA. EBITDA and adjusted EBITDA have not been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). Adjusted EBITDA as presented by the Company may not be comparable to similarly titled measures reported by other companies. EBITDA and adjusted EBITDA are not measures determined in accordance with GAAP and should not be considered as an alternative to, or more meaningful than, net income (as determined in accordance with GAAP) as a measure of the Company’s operating results or cash flows from operations (as determined in accordance with GAAP) as a measure of the Company’s liquidity. The reconciliation of the Company’s net income to EBITDA and adjusted EBITDA is as follows (in thousands):

	Quarter	Quarter		Six Months
	Ended	Ended	Six Months	Ended
	June 30,	July 1,	Ended	July 1,
	2007	2006	June 30, 2007	2006

Net income	$17,019	$16,274	$12,381	$16,390
Interest expense, net	7,316	7,997	14,309	15,723
Income taxes	13,581	11,732	9,848	11,821
Depreciation and amortization	5,466	5,376	10,892	10,756

EBITDA	43,382	41,379	47,430	54,690
Foreign currency gains	(94)	(1,123)	(100)	(964)
Separation costs (b)	—	—	699	2,085
Amortization of management fee (c)	125	125	250	250
Transaction costs (d)	1,168	—	1,168	—
Stock compensation expense	—	27	—	27
Facility closure costs, net (e)	—	(92)	—	(92)

Adjusted EBITDA	$44,581	$40,316	$49,447	$55,996

(b)	For the six months ended June 30, 2007, amount represents separation costs, including payroll taxes, related to the resignation of Mr. Deighton, former Chief Operating Officer of the Company. For the six months ended July 1, 2006, amount represents separation costs, including payroll taxes and benefits, related to the resignation of Mr. Caporale, former Chairman, President and Chief Executive Officer of the Company by mutual agreement with the Company’s Board of Directors.

(c)	Represents amortization of a prepaid management fee of $6 million paid to Investcorp International Inc. in connection with the December 2004 recapitalization transaction. The Company is expensing the prepaid management fee based on the services provided over the life of the agreement, as defined in the Management Advisory Agreement with Investcorp International Inc. In accordance with the Management Advisory Agreement, the Company recorded $4 million as expense for the year ended December 31, 2005, with the remaining unamortized amount to be expensed equally over the remaining four-year term of the agreement.

(d)	Represents legal and accounting fees incurred in connection with an unsuccessful bid for an acquisition target.

(e)	Amounts recorded during 2006 include the gain realized upon the final sale of the Company’s former manufacturing facility in Freeport, Texas, partially offset by other non-recurring expenses associated with the closure of this facility.